Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2009 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Waters Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
July 10, 2009